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                                                                    EXHIBIT 99.1

NATURAL RESOURCE PARTNERS L.P.                                     (NRP LOGO)
601 JEFFERSON ST., SUITE 3600, HOUSTON, TX 77002

NEWS RELEASE
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                         NATURAL RESOURCE PARTNERS L.P.
                             INCREASES DISTRIBUTION

HOUSTON, JANUARY 21, 2004 - NATURAL RESOURCE PARTNERS L.P. (NYSE: NRP) today announced an increase of $0.025 per unit in its quarterly distribution to $0.5625 per unit, or $2.25 per unit on an annualized basis. The distribution is payable on February 13, 2004 to unitholders of record on February 2, 2004.

"This distribution represents the third increase since our initial public offering in October 2002 and represents an approximate 10% increase in the quarterly distribution over that period. We have completed six accretive acquisitions to date, and we are pleased to be able to share our success with our unitholders," said Corbin J. Robertson, Jr., Chairman and Chief Executive Officer.

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States:
Appalachia, the Illinois Basin and the Powder River Basin.

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership's website at http://www.nrplp.com.

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners' Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

04-03

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